EXHIBIT 10.54
THIRD AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into this 31st day of July, 2007, and effective as of June 30, 2007 by and among MASTEC, INC., a Florida corporation (“MasTec”), the Subsidiaries of MasTec identified on the signature pages hereto (together with MasTec, collectively the “Borrowers” and each individually a “Borrower”), the financial institutions party from time to time to the Loan Agreement (as hereinafter defined) (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral and administrative agent for the Lenders (together with its successors in such capacity, “Agent”).
Recitals:
     Agent, Lenders and Borrowers are parties to a certain Amended and Restated Loan and Security Agreement dated May 10, 2005 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Agent and Lenders have made certain revolving credit loans and letter of credit accommodations to or for the benefit of Borrowers.
     Borrowers have requested that Agent and Lenders agree to further amend the Loan Agreement, and Agent and Lenders are willing to do so, on the terms and subject to the conditions set forth in this Amendment.
     NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.
     2. Amendments to Loan Agreement. Subject to the satisfaction of each of the conditions precedent set forth in this Amendment, the Loan Agreement is hereby amended as follows:
     (a) By adding to Section 1.1 of the Loan Agreement, in proper alphabetical sequence, the following new definitions:
     Eligible Real Estate — each parcel of Real Estate which Agent, in its reasonable credit judgment, determines to be Eligible Real Estate. Without limiting the discretion of Agent to establish other criteria of eligibility, Eligible Real Estate (i) shall be owned by an Obligor, (ii) shall be subject to the Lien in favor of Agent and to no other Lien (other than those Liens or encumbrances, if any, which are expressly permitted in the Mortgages applicable to such Real Estate), (iii) shall be located within the continental United States, (iv) shall be in compliance with all of the representations, warranties, covenants and agreements set forth in the Mortgage(s) applicable thereto and in Sections 7.3.1, 9.1.30 and 10.1.17 hereof, and (v) shall have been included in a fair market value appraisal of the Real Estate, and shall be covered by an environmental report, in each case which have been accepted by and are satisfactory to Agent.

     Funded Debt - with respect to Borrowers and their Subsidiaries, the sum, without duplication, of (i) the aggregate amount of Debt of Borrowers and their Subsidiaries relating to (a) the borrowing of money or the obtaining of credit (other than trade payables incurred in the Ordinary Course of Business), including the Obligations and any other notes or bonds, (b) the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business), and (c) any Capitalized Lease Obligations, plus (ii) Debt of the type referred to in clause (i) of another Person guaranteed by a Borrower or Subsidiary, in each case as determined on a Consolidated basis.
     Increase Effective Date — as defined in Section 2.1.6(ii) of this Agreement.
     Real Estate Formula Amount — on any date of determination thereof, the lesser of (i) $15,000,000 or (ii) an amount equal to the product of sixty percent (60%) multiplied by the fair market value of Eligible Real Estate set forth in the most recent fair market value appraisal of the Real Estate which has been accepted by and is satisfactory to Agent; provided, that the amount calculated under this clause shall be reduced by an amount, as determined by Agent, equal to the aggregate amount of the fair market value of all Eligible Real Estate that has been disposed of by Obligors (other than in accordance with Section 8.4.2(ii)) since the date of the most recent fair market value appraisal of the Real Estate which has been accepted by and is satisfactory to Agent.
     (b) By deleting from Section 1.1 of the Loan Agreement the definition of “Availability Block” in its entirety.
     (c) By deleting from Section 1.1 of the Loan Agreement the definitions of “Adjusted EBITDA”, “Applicable Margin”, “Availability Reserve”, “Borrowing Base”, “Eligible Unbilled Accounts Formula Amount”, “Fixed Assets Formula Amount”, “Leverage Ratio”, “Restricted Investment” and “Senior Funded Debt” in their entireties and by substituting the following new definitions, respectively, in lieu thereof:
     Adjusted EBITDA — for any fiscal period of Borrowers and their Subsidiaries (other than DirectStar), an amount equal to the sum for such period of (i) Adjusted Net Earnings, plus (ii) provision for taxes based on income and for state or provincial franchise taxes, to the extent deducted in the calculation of Adjusted Net Earnings, plus (iii) interest expense, to the extent deducted in the calculation of Adjusted Net Earnings, plus (iv) depreciation and amortization to the extent deducted in the calculation of Adjusted Net Earnings, plus (v) charges included in Adjusted Net Earnings related to purchase accounting adjustments that are as required by FASB 141 and 142, plus (vi) non-cash charges (including inventory adjustments, loss on job contract accruals, expenses relating to equity award compensation and write down of assets and the cumulative effect of changes in accounting principles under GAAP) either (A) as approved by Agent or (B) from discontinued operations to the extent deducted in the calculation of Adjusted Net Earnings for such period, all calculated on a Consolidated basis, plus (vii) without duplication, any cash Distributions made by DirectStar to any Borrower, all calculated on a Consolidated basis; provided that, solely for the purpose of determining the Leverage Ratio in connection with the calculation of the Applicable Margin, (x) Adjusted EBITDA shall be calculated on a Consolidated basis for Borrowers and their Subsidiaries (excluding those discontinued operations of Borrowers and Guarantors reported to Agent in writing by Borrowers on July 31, 2007), and (y) Adjusted EBITDA shall include, with respect to any Permitted Acquisition, the Adjusted EBITDA of the acquired Person for the twelve month period immediately preceding the Permitted Acquisition.
      Applicable Margin — a percentage equal to 0.25% with respect to Revolver Loans that are Base Rate Loans and 1.75% with respect to Revolver Loans that are LIBOR Loans; provided, that upon Agent’s receipt of the applicable financial statements and corresponding Compliance Certificate for Fiscal Quarter ending June 30, 2007, the Applicable Margin shall be reduced to a percentage equal to 0.00% with respect to Revolver Loans that are Base Rate Loans and 1.125% with respect to Revolver Loans that are LIBOR Loans; provided, further that commencing on the first day of the calendar month immediately succeeding the third Business Day (each an “Adjustment Date”) after Agent’s receipt of the applicable financial statements and corresponding Compliance Certificate for each Fiscal Quarter ending on or after December 31, 2007, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, on a quarterly basis according to the performance of Borrowers as measured by the Leverage Ratio for the immediately preceding Fiscal Quarter of Borrowers, as follows:

		Applicable LIBOR	Applicable Base
Level	Leverage Ratio	Margin	Rate Margin
I	≥ 4.00 to 1.00	2.00%	0.50%
II	≥ 3.00 to l.00 but < 4.00 to 1.00	1.75%	0.25%
III	≥ 2.00 to l.00 but < 3.00 to 1.00	1.50%	0.00%
IV	≥ 1.50 to l.00 but < 2.00 to 1.00	1.25%	0.00%
V	≥ 1.00 to l.00 but < 1.50 to 1.00	1.125%	0.00%
VI	< 1.00 to 1.00	1.00%	0.00%

Except as otherwise set forth herein, any such increase or reduction in the Applicable Margin shall be subject to receipt by Agent of the applicable financial statements and corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrowers setting forth the Leverage Ratio are not received by Agent by the date required pursuant to Section 10.1.3 of this Agreement, the Applicable Margin shall be determined as if the Leverage Ratio exceeds 4.00 to 1.00 until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure to timely deliver such financial statements or Compliance Certificate is waived in writing by Agent and Lenders; provided, however, that Agent and Lenders shall be entitled to accrue and receive interest at the Default Rate to the extent authorized by Section 3.1.5 of this Agreement and, on each date that the Default Rate accrues on any Loan, the Applicable Margin on such date for such Loan shall be the Applicable Margin that would apply if the Leverage Ratio exceeded 4.00 to 1.00 (without regard to the actual Leverage Ratio). For the final Fiscal Quarter of any Fiscal Year of Borrowers, Borrowers may provide the unaudited financial statements of Borrowers, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, however, that if, upon delivery of the annual audited financial statements required to be submitted by Borrowers to Agent pursuant to Section 10.1.3(i) of this Agreement, Borrowers have not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had been implemented based upon the audited financial statements of Borrowers for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, and (b) Borrowers shall pay to Agent, for the Pro Rata benefit of the Lenders, on the first day of the month following receipt by Agent of such audited financial statements, an amount equal to the difference between the amount of interest that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended.

     Availability Reserve — on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the Rent Reserve; (ii) any amounts which any Obligor is obligated to pay to Agent, Lenders or other Persons pursuant to the provisions of any of the Loan Documents that Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (iii) the LC Reserve; (iv) the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Banking Relationship Debt; (v) the aggregate amount of Royalties that have accrued and are unpaid, whether or not then due and payable by an Obligor; (vi) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Agent’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens) or are Permitted Liens under Section 10.2.5(iii) of this Agreement; (vii) the DirecTV Account Reserve; (viii) the Canadian Reserve; (ix) the Dilution Reserve; and (x) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable credit judgment may elect to impose from time to time.
     Borrowing Base — on any date of determination thereof, an amount equal to the lesser of: (a) the aggregate amount of the Revolver Commitments on such date minus the Availability Reserve on such date, or (b) an amount equal to (i) the sum of (A) the Accounts Formula Amount on such date plus (B) the Eligible Unbilled Accounts Formula Amount on such date plus (C) the Fixed Assets Formula Amount on such date plus (D) the Real Estate Formula Amount on such date plus (E) the Eligible Cash Collateral Amount on such date minus (ii) the Availability Reserve on such date. Notwithstanding the foregoing, in no event shall the aggregate amount of Revolver Loans outstanding at any date as measured by Eligible Accounts and Eligible Unbilled Accounts of the Canadian Obligors exceed, in the aggregate, $5,000,000.
     Eligible Unbilled Accounts Formula Amount — on any date of determination thereof, an amount equal to the lesser of (i) 70% (or such lesser percentage as Agent may in its reasonable credit judgment determine from time to time) of the aggregate amount of Eligible Unbilled Accounts on such date, or (ii) an amount equal to the product of (x) the sum of the Accounts Formula Amount on such date, the amount derived pursuant to subsection (i) of this definition, the Fixed Assets Formula Amount, and the Real Estate Formula Amount multiplied by (y) 15%.
     Fixed Assets Formula Amount — on any date of determination thereof, the lesser of (i) $50,000,000, or (ii) an amount equal to eighty percent (80%) of the Net Orderly Liquidation Value of Eligible Fixed Assets; provided, however, that the amount calculated under this clause (ii) shall be adjusted (either upward or downward, as applicable) by an amount equal to the lesser of (A) $5,000,000 (in the case of an upward adjustment) and (B) the result of (I) eighty percent (80%) of the aggregate cost of all Equipment that has been acquired by Obligors since the date of the most recent Net Orderly Liquidation Value Appraisal, minus (II) an amount, as determined by Agent, equal to the aggregate amount of the fair market value or book value, whichever is more, of all Equipment that has been disposed of by Obligors (other than in accordance with Section 8.4.2(ii)) since the date of the most recent Net Orderly Liquidation Value Appraisal of the Equipment.
     Leverage Ratio — with respect to any fiscal period, the ratio of (i) the amount of total Funded Debt (including Senior Funded Debt, Capitalized Lease Obligations, LC Obligations (other than those LC Obligations that are Cash Collateralized) and Subordinated Debt, if any) as of the last day of such fiscal period minus the amount of domestic unrestricted balance sheet cash as of the last day of such fiscal period, to (ii) Adjusted EBITDA for such fiscal period, all calculated for Borrowers and their Subsidiaries on a Consolidated basis.
     Permitted Purchase Money Debt — Purchase Money Debt of Borrowers and their Subsidiaries that is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt outstanding at any time does not exceed $50,000,000. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.
     Restricted Investment — any acquisition of Property by an Obligor or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Obligor or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription (each of the foregoing, an “Investment”), except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of such Obligor or any of its Subsidiaries so long as the acquisition costs thereof are Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Obligor or any of its Subsidiaries in the Ordinary Course of Business; (iii) Current Assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Obligor or any of its Subsidiaries; (iv) Investments in Subsidiaries to the extent existing on the Closing Date; (v) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Agent or a Lender; (vi) loans and other advances of money to the extent not prohibited by Section 10.2.2; (vii) Permitted Acquisitions; (viii) those Investments of Borrowers described in Schedule 1.1A, to the extent existing or committed to (as described in Schedule 1.1A) on the Closing Date; (ix) Permitted DirectStar Investments, and (x) any other Investment (other than a Permitted DirectStar Investment) that does not result in an Acquisition, so long as Borrowers have demonstrated to Agent’s satisfaction that both before or after giving effect to such Investment (A) no Default or Event of Default exists and (B) Availability is greater than $25,000,000.
     Senior Funded Debt — all Funded Debt other than Subordinated Debt.
     (d) By deleting clause (d) of the definition of “Permitted Acquisition” contained in Section 1.1 of the Loan Agreement and by substituting in lieu thereof the following:

     (d) Availability after giving pro forma effect to such Acquisition would exceed $25,000,000;
     (e) By inserting the phrase “or increased from time to time pursuant to Section 2.1.6.” at the end of the definition of “Revolver Commitment” contained in Section 1.1 of the Loan Agreement.
     (f) By deleting from Section 2.1.2 of the Loan Agreement the reference to “$150,000,000” and by substituting in lieu thereof the phrase “the aggregate principal amount of the Revolver Commitments of all Lenders at such time”.
     (g) By adding the following new Section 2.1.6 to the Loan Agreement, immediately after the end of Section 2.1.5 and immediately prior to Section 2.2:
2.1.6. Increase in Revolver Commitments.
     (i) To the extent that any requested increase in the Revolver Commitments is permitted under and will not violate the Indenture, and provided that Agent has received evidence satisfactory to it from Borrowers that such requested increase is permitted under and will not violate the Indenture, then upon the terms and subject to the conditions set forth herein, on any Business Day during the period from July 31, 2007 through the Business Day immediately prior to the last calendar day of the Term, and so long as no Default or Event of Default exists, Borrowers may request that the Revolver Commitments be increased and, upon such request, Agent shall use reasonable efforts in light of then-current market conditions to solicit additional Eligible Assignees to become Lenders for the purposes of this Agreement, or to encourage any Lender to increase its Revolver Commitment; provided, that (a) each Lender that is a party to this Agreement immediately prior to such increase shall have the first option, and may elect, to fund its Pro Rata share of the amount of the increase in the Revolver Commitment (or any such greater amount in the event that one or more Lenders does not elect to fund its respective Pro Rata share of the amount of the increase in the Revolver Commitment), thereby increasing its Revolver Commitment hereunder, but no Lender shall have any obligation to do so, (b) in the event that it becomes necessary to include a new Eligible Assignee to fund the amount of the requested increase in the Revolver Commitment, each such Eligible Assignee shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (c) no Lender shall have an obligation to Borrowers, Agent or any other Lender to increase its Revolver Commitment or its Pro Rata share of the Revolver Commitments, which decision shall be made in the sole discretion of each Lender; and (d) in no event shall the addition of any Lender or Lenders or the increase in the Revolver Commitment of any Lender under this Section 2.1.6 increase the aggregate Revolver Commitments to an aggregate amount greater than $200,000,000 less the amount of any voluntary reductions under Section 2.2 hereof. Upon the addition of any Lender, or the increase in the Revolver Commitment of any Lender, the dollar amount of the Revolver Commitment set forth opposite each Lender’s name on the signature pages to this Agreement shall be amended by Agent and Borrowers to reflect such addition or such increase, and Agent shall deliver to Lenders and Borrowers a copy of such amendment. Lenders shall be entitled to receive and Borrowers shall be obligated to pay a mutually agreeable amendment fee to Agent for the Pro Rata benefit of those Lenders who increase their Revolver Commitment and any new Lenders, such fee to be based upon the increase in their Revolver Commitments only and not on their aggregate Revolver Commitments after giving effect to such increase.
     (ii) If any requested increase in the Revolver Commitments is agreed to in accordance with subsection (i) above, Agent and Borrowers shall determine the effective date of such increase (the “Increase Effective Date”). Agent, with the consent and approval of Borrowers, shall promptly confirm in writing to Lenders the final allocation of such increase as of the Increase Effective Date, and each new Lender and each existing Lender that has increased its Revolver Commitment shall purchase Revolver Loans and LC Obligations from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Revolver Loans and LC Obligations from each Lender shall equal such Lender’s respective Pro Rata share of the Revolver Commitments, as modified to give effect to such increase, multiplied by the aggregate amount of Revolver Loans outstanding and LC Obligations from all Lenders. As condition precedents to the effectiveness of such increase, Borrowers shall deliver to Agent (i) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by the Chief Financial Officer of Borrower Agent on behalf of Borrowers, including a Compliance Certificate demonstrating compliance with the terms of this Agreement and certification that, both before and after giving effect to such increase, each representation and warranty contained in Section 9 and each certification in Section 15.18 of this Agreement is true and correct in all material respects on and as of the Increase Effective Date (except to the extent that any such representation or warranty is stated to relate solely to an earlier date), that the requested increase is permitted under and will not violate the Indenture, and that no Default or Event of Default exists, and (ii) legal opinions from counsel to the Borrowers in form and substance acceptable to Agent that the Loan Agreement and the requested increase in the Revolver Commitments provided for herein is permitted under and does not violate the Indenture or any other Material Contract. Upon the request of any Lender, Borrowers shall deliver a new or amended Revolver Note reflecting the new or increased Revolver Commitment of each such Lender as of the Increase Effective Date.
     (h) By deleting Sections 3.2.1 and 3.2.2 of the Loan Agreement in their entireties and by substituting in lieu thereof the following:
     3.2.1. Unused Line Fee. Borrowers shall pay to Agent for the Pro Rata benefit of Lenders a fee equal to 0.25% per annum of the amount by which the Average Revolver Loan Balance for any month (or portion thereof that the Commitments are in effect) is less than the aggregate amount of the Revolver Commitments, such fee to be paid on the first day of the following month;

provided that, if the Commitments are terminated on a day other than the first day of a month, then any such fee payable for the month in which termination occurs shall be paid on the effective date of such termination.
     3.2.2. LC Facility Fees. Borrowers shall pay: (a)(i) to Agent, for the Pro Rata account of each Lender for all Letters of Credit, the Applicable Margin in effect for Revolver Loans that are LIBOR Loans on a per annum basis based on the average amount available to be drawn under Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement (or, with respect to each Letter of Credit that is secured by cash deposited by Borrowers into the Cash Collateral Account on terms satisfactory to Agent, 0.50% on a per annum basis based on the average amount available to be drawn under all such cash-collateralized Letters of Credit outstanding and all such cash-collateralized Letters of Credit that are paid or expire during the period of measurement), in each case payable monthly, in arrears, on the first Business Day of the following month; (ii) to Agent, for its own account a Letter of Credit fronting fee of 0.125% per annum based on the average amount available to be drawn under all Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; and (iii) to Issuing Bank for its own account all customary charges associated with the issuance, amending, negotiating, payment, processing and administration of all Letters of Credit.
     (i) By deleting clause (ii) of the first sentence contained in Section 3.2.3 of the Loan Agreement and by substituting in lieu thereof the following:
     (ii) appraisals of Equipment no more frequently than three (3) times per Loan Year (one of which may be a full physical appraisal and the other two of which shall be desktop appraisals performed by employees or agents of Agent), and (iii) appraisals of Eligible Real Estate no more frequently than one (1) time per Loan Year; provided, that, in the case of each of clauses (ii) and (iii), if a Default or Event of Default exists, there shall be no limit on the number or type of appraisals for which Borrowers shall be obligated to reimburse Agent.
     (j) By deleting from the reference to “May 10, 2010” contained in Section 6.1 of the Loan Agreement and by substituting in lieu thereof a reference to “May 10, 2012”.
     (k) By deleting Section 8.2.5 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:
     8.2.5 Maintenance of Dominion Account; Trigger Events.
     (i) At all times after the occurrence of a Trigger Event (as defined below), Borrowers shall maintain with a Clearing Bank a Dominion Account pursuant to a Lockbox Agreement or other arrangement acceptable to Agent. Borrowers shall issue to each such Clearing Bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the Lockbox to the Dominion Account after the occurrence of a

Trigger Event. Borrowers shall enter into agreements, in form satisfactory to Agent, with each bank at which a Dominion Account is maintained by which such bank shall, after the occurrence of a Trigger Event immediately transfer to the Payment Account all monies deposited to the Dominion Account. All funds deposited in each Dominion Account shall be subject to Agent’s Lien. Borrowers shall obtain the agreement (in favor of and in form and content satisfactory to Agent and Lenders) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account. Neither Agent nor Lenders assume any responsibility to Borrowers for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.
     (ii) If at any time Availability is less than an amount equal to the greater of (A) $15,000,000 or (B) ten percent (10%) of the aggregate principal amount of the Commitments, or if an Event of Default exists (each, a “Trigger Event”), without limiting the right of Agent and the Lenders to exercise other rights and remedies as a result thereof, Agent may require (and at the direction of the Required Lenders, shall require) that all collected balances in each Controlled Account (other than each Canadian Controlled Account) be transferred to Agent not less often than each Business Day and that any or all of the Borrowers establish Lockboxes to which monies, checks, notes, drafts and other payments relating to or constituting proceeds of Collateral shall be sent.
     (iii) For so long as no Event of Default exists and Availability is not less than an amount equal to the greater of (A) $15,000,000 or (B) ten percent (10%) of the aggregate principal amount of the Commitments, the Canadian Obligors may retain all cash balances contained in each Canadian Controlled Account. After the occurrence of an Event of Default, the Canadian Obligors shall not be entitled to retain any such balances, and Agent shall have the sole and exclusive right to withdraw funds from time to time in such Canadian Controlled Account to hold as security for, and to transfer to the Payment Account in payment of, their Obligations arising under any Canadian Obligor Guarantee. At any time on or after the date on which Availability is less than an amount equal to the greater of (A) $15,000,000 or (B) ten percent (10%) of the aggregate principal amount of the Commitments, the Canadian Obligors shall not be entitled to retain any such balances, and Borrowers shall cause all collected funds in each Canadian Controlled Account to be transmitted on each Business Day by ACH or wire transfer of immediately available Dollars to a Controlled Account of Borrowers in the United States, and Canadian Obligors shall take such action as Agent may request to effect such transmission. Promptly, and in any event within 5 Business Days after receipt thereof (or sooner if requested by Agent when an Event of Default exists), each Canadian Obligor shall deliver to Agent copies of its monthly bank statements from each bank at which a Canadian Controlled Account is maintained.

     (l) By deleting Section 8.4.4 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:
     8.4.4 Certificated Equipment. With respect to any Equipment that is covered by a certificate of title under a law requiring indication of a security interest on such certificate as a condition to the perfection of such security interest, each Obligor shall, at the time of acquisition of each such item of Equipment after the date hereof and on Agent’s request with respect to all other such items of Equipment, execute and file with the Registrar of Motor Vehicles or other appropriate Governmental Authority an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title with respect to such Equipment. All certificates of title with respect to such Equipment shall be (i) held at MasTec’s chief executive office in the custody and control of an appropriate officer or senior employee of MasTec, acceptable to Agent, pursuant to a limited agency agreement with Agent in respect of such certificates of title in form and substance satisfactory to Agent (the “Agency Appointment as to Vehicle Titles”) and shall be deemed held by Obligors as trustees of an express trust for the benefit of Agent and Secured Parties, and (ii) if at any time Availability (A) either is less than the greater of (I) $15,000,000 or (II) ten percent (10%) of the aggregate principal amount of the Commitments on such date, or (B) averages less than $10,000,000 for any period of five (5) consecutive days then ending, in each case, regardless of whether or not a Default or Event of Default then exists, then Agent shall take and Obligors shall immediately deliver or surrender to Agent, or its designee, possession of all such certificates of title. Upon the request of Agent at any time, each Obligor shall execute and deliver to Agent an irrevocable power of attorney naming Agent as such Obligor’s agent and attorney-in-fact to take any action in such Obligor’s name, and to sign such Obligor’s name to any documents, to facilitate Agent’s perfection of a Lien in the Equipment evidenced by such certificates of title and Agent’s enforcement of such Lien, including any repossession of or foreclosure upon such Equipment.
     (m) By deleting from Section 10.2.3(x) of the Loan Agreement the reference to “$30,000,000” and by substituting in lieu thereof a reference to “$50,000,000”.
     (n) By redesignating clause (xi) of Section 10.2.3 as clause (xii) thereof and by adding the following new clause (xi) to Section 10.2.3 immediately following clause (x) thereto:
     (xi) Debt of GlobeTec Construction LLC under a revolving credit facility in a principal amount not to exceed $1,500,000; and
     (o) By deleting Section 10.2.9 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:
     10.2.9. [Reserved].
     (p) By deleting Section 10.2.25 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

     10.2.25. Surety Bonds. Incur or permit to exist obligations (including Contingent Obligations) to issuers of surety or performance bonds for the account of Obligors in excess of $200,000,000 in the aggregate outstanding at any time. For the avoidance of doubt, the obligations described in the preceding sentence shall be calculated based on the Borrowers’ estimated cost to complete the applicable projects, not the face value of the bonds themselves.
     (q) By deleting Section 10.3 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:
     10.3 Financial Covenant. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, Borrowers covenant that, if Availability falls below the greater of (i) $15,000,000 or (ii) ten percent (10%) of the aggregate principal amount of the Commitments on any date, then Borrowers (a) shall immediately demonstrate a Fixed Charge Coverage Ratio of at least 1.10 to 1.0, calculated for the immediately preceding 12 calendar months for which financial statements and the corresponding Compliance Certificate have been received by Agent in accordance with Section 10.1.3 prior to such date, and (b) thereafter, until such time as Availability is greater than or equal to the greater of (i) $15,000,000 or (ii) ten percent (10%) of the aggregate principal amount of the Commitments for 90 consecutive days, maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.0, calculated as of the last day of each month for the immediately preceding 12 calendar months for which financial statements and the corresponding Compliance Certificate have been received by Agent in accordance with Section 10.1.3 prior to each date of determination thereof. Borrowers shall include in each Compliance Certificate a calculation of the Fixed Charge Coverage Ratio, whether or not Borrowers are required under this Section to maintain a minimum Fixed Charge Coverage Ratio at the date of, or with respect to the period covered by, the Compliance Certificate.
     (r) By deleting the last sentence of Section 13.1.1 of the Loan Agreement and by substituting in lieu thereof the following:
Unless and until its authority to do so is revoked in writing by Required Lenders, Agent alone shall be authorized to determine whether any Accounts, Fixed Assets or Real Estate constitute Eligible Accounts, Eligible Fixed Assets or Eligible Real Estate (basing such determination in each case upon the meanings given to such terms in Section 1), or whether to impose or release any reserve, and to exercise its own credit judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from any liability to Lenders or any other Person for any errors in judgment.
     (s) By deleting clause (1) of Section 13.9.1(iii) of the Loan Agreement and by substituting in lieu thereof the following:

     (1) increase or otherwise modify any Commitment of such Lender (other than (x) to reduce such Lender’s Commitment on a proportionate basis with the same Commitments of other Lenders, or (y) pursuant to Section 2.1.6 hereof);
     (t) By deleting Schedules 1.1A, 1.1B, 1.1C, 7.7, 8.1.1, 8.1.2, 8.5, 9.1.1, 9.1.4, 9.1.5, 9.1.12, 9.1.13, 9.1.15, 9.1.18, 9.1.19, 9.1.21, 9.1.22, 9.1.24, 10.2.3, and 10.2.8 to the Loan Agreement and by substituting in lieu thereof Schedules 1.1A, 1.1B, 1.1C, 7.7, 8.1.1, 8.1.2, 8.5, 9.1.1, 9.1.4, 9.1.5, 9.1.12, 9.1.13, 9.1.15, 9.1.18, 9.1.19, 9.1.21, 9.1.22, 9.1.24, 10.2.3, and 10.2.8 attached to this Amendment.
     3. Ratification and Reaffirmation. To induce Agent and Lenders to enter into this Amendment and grant the accommodations set forth herein, each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents, as herein modified.
     4. Acknowledgments and Stipulations. To induce Agent and Lenders to enter into this Amendment and grant the accommodations set forth herein, each Borrower hereby acknowledges and stipulates that (a) the Loan Agreement and the other Loan Documents executed by such Borrower, as herein modified, are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; (b) all of the Obligations are owing and payable without defense, offset or counterclaim (and, to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); (c) the security interests and Liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and Liens, subject only to Permitted Liens; and (d) as of the close on business on July 27, 2007, the unpaid principal amount of the Revolver Loans totaled $ 0, and the face amount of outstanding Letters of Credit totaled $90,689,777.54.
     5. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment and grant the accommodations set forth herein, each Borrower hereby represents and warrants to Agent and Lenders that (a) no Default or Event of Default exists on the date hereof; (b) the execution, delivery and performance of this Amendment have been duly authorized by all requisite entity action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and (c) each representation and warranty made by such Borrower in the Loan Agreement, and each of Borrowers’ certifications pursuant to Section 15.18 of the Loan Agreement, is true and correct in all material respects on and as of the date hereof after giving effect to this Amendment.
     6. Reference to Loan Agreement. Upon the effectiveness of the amendments set forth in Section 2 of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.
     7. Breach of Amendment. This Amendment shall be part of the Loan Agreement and any breach of any representation, warranty or covenant contained herein shall constitute an Event of Default.
     8. Conditions Precedent. The amendments set forth in Section 2 of this Amendment shall become effective, retroactively as of June 30, 2007, upon the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent:

     (a) Agent shall have received, in sufficient copies for each Lender, duly executed and delivered counterparts of this Amendment from each Borrower and Lender;
     (b) Agent shall have received, in sufficient copies for each Lender, duly executed and delivered counterparts of the Consent and Reaffirmation from each Guarantor;
     (c) Agent shall have received full payment of the fees described in Section 10 of this Amendment below;
     (d) Agent shall have received, in sufficient copies for each Lender, a duly executed and delivered certificate of the secretary or assistant secretary of each Obligor, which certificate shall (i) have attached thereto the articles or certificate of incorporation and bylaws of such Obligor (or contain the certification of such secretary or assistant secretary that no amendment or modification of such articles or certificate of incorporation or bylaws has become effective since February 6, 2007); (ii) certify that all necessary entity action (including, without limitation, shareholders’ or members’ approval, if necessary) to authorize the execution, delivery and performance of this Amendment has been taken by such Obligor and/or its shareholders or members; and (iii) certify as to the incumbency of the officers of such Obligor executing this Amendment and any other documents in connection herewith;
     (e) No Default or Event of Default occurs or exists on the date hereof; and
     (f) Agent shall have received duly executed originals of each additional document or instrument reasonably requested by Agent or the Required Lenders, including any Joinder Agreement and other documentation required under Section 10.1.11 of the Loan Agreement to add any existing Subsidiaries of the Borrowers as Obligors under the Loan Documents and to obtain a Lien in such Subsidiaries’ assets.
     9. Additional Covenants. To induce Agent and Lenders to enter into this Amendment, Borrower covenants and agrees that, within 60 days after Agent’s request therefor, Borrowers shall execute and deliver to Agent (i) duly executed amendments to the existing Mortgages in favor of Agent, and in form and substance satisfactory to Agent, with respect to the Real Estate located at 2801 SW 46th Avenue, Davie, Florida, SR540 Lakeland, Florida, 7221 Dr. Martin Luther King Boulevard East, Tampa, Florida, 209 Art Bryant Drive, Asheboro, North Carolina, Highway #2 East, Shevlin, Minnesota, and 2700, 2701 and 2716 E. 5th Street and 2808 Industrial Terrace, Austin, Texas, in each case providing for the extension of the maturity date of the Notes referenced in the Mortgages and such other amendments as Agent may require, and (ii) fully paid endorsements to Agent’s existing title insurance policies (or binding commitments to issue such endorsements), in standard ALTA form, issued by the applicable title insurance companies, and insuring the Mortgages as amended by the foregoing amendments, as of the dates of the recording of such amendments, with no exceptions which Agent shall not have approved in writing; Borrowers shall take such action as may be required to cause Agent and Lenders to be in compliance with Regulation H of the Board of Governors and the National Flood Insurance Act of 1968 in connection with any such mortgage amendments described in clause (i); and Borrowers shall reimburse Agent for the payment of all applicable documentary stamp, intangibles, recording, note or other similar taxes payable with respect to the mortgage amendments described in clause (i).

     10. Amendment Fee; Expenses of Agent. In consideration of Agent’s and Lenders’ willingness to enter into this Amendment, the Borrowers hereby jointly and severally agree to pay to Agent, for the Pro Rata benefit of Lenders, a nonrefundable amendment fee in the amount of $112,500 in immediately available funds on the date hereof which shall be fully earned on such date. Additionally, to induce Agent and Lenders to enter into this Amendment and grant the accommodations set forth herein, Borrowers hereby jointly and severally agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
     11. Effectiveness; Governing Law. This Amendment shall be effective upon acceptance thereof by Agent in Atlanta, Georgia (notice of which acceptance is hereby waived by each Borrower), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia. This Amendment is intended to take effect as a document executed under seal.
     12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     13. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing contained herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
     14. Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same agreement. Delivery of a manually executed counterpart of this Amendment by telefacsimile or electronic mail transmission shall be equally effective as delivery of an original executed counterpart of this Amendment. Any party delivering a manually executed counterpart of this Amendment by telefacsimile or electronic mail transmission shall also deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.
     15. Further Assurances. To induce Agent and Lenders to enter into this Amendment and grant the accommodations set forth herein, each Borrower hereby agrees to take such further actions as Agent reasonably requests from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     16. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
     17. Waiver of Jury Trial. To the fullest extent permitted by Applicable Law, each party hereto hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

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signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:
ATTEST:	MASTEC, INC.
/s/ Alberto de Cardenas, Secretary	By:	/s/ C. Robert Campbell
		Name:	C. Robert Campbell
[CORPORATE SEAL]		Title:	EVP & CFO

MASTEC TC, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

MASTEC FC, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

MASTEC CONTRACTING COMPANY, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

MASTEC NORTH AMERICA, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

[Signatures continue on following page]

MASTEC SERVICES COMPANY, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

MASTEC ASSET MANAGEMENT COMPANY, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

CHURCH & TOWER, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

MASTEC OF TEXAS, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

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AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and a Lender
By:	/s/ Dennis S. Losin
	Name:	Dennis S. Losin
	Title:	Senior Vice President

LASALLE BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Jose Mazariegos
	Name:	Jose Mazariegos
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Alex M. Council
	Name:	Alex M. Council
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By:	/s/ Mark A. Kassis
	Name:	Mark A. Kassis
	Title:	Duly Authorized Secretary

CONSENT AND REAFFIRMATION
     Each of the undersigned, being a guarantor of the Obligations at any time owing to Agent or Lenders, hereby (i) acknowledges receipt of a copy of the foregoing Third Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”); (ii) consents to Borrowers’ execution and delivery of the Amendment and of the other documents, instruments or agreements any Borrower agrees to execute and deliver pursuant to the Amendment; (iii) agrees to be bound thereby; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever its respective guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Consent and Reaffirmation, as of the date of the Amendment.

GUARANTORS: PHASECOM SYSTEMS INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

INTEGRAL POWER & TELECOMMUNICATIONS CORPORATION, LTD.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO

MASTEC NORTH AMERICA AC, LLC
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	EVP & CFO